EXHIBIT 21

                       Subsidiaries of Registrant




                                                Jurisdiction
                                                     of
Name of Subsidiary                             Incorporation


Prime Leasing, Inc.
  d/b/a's: Americom Financial, Inc.               Illinois

ITC Leasing Co. Prime Equities, Ltd.              Illinois

Americom Resources, Inc.
  (formerly Interstate Telecommunications
   Corporation)                                   Illinois

Prime Finance Corp. 1993-A                     Illinois

Prime Finance Corp. 1994-A                        Illinois

Prime Finance Corp. 1995-A                        Illinois

Prime Finance Corp. 1996-A                        Illinois

Prime Finance Corp. 1997-A                        Illinois

Prime Healthcare, Inc.                            Illinois

Capital Alliance Corporation                     Illinois
  f/k/a Financial Alliance Corporation